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                               EXHIBIT 1.A.(5)(h)
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                                                              EXHIBIT 1.A.(5)(h)

         [LOGO]

PROTECTIVE LIFE INSURANCE COMPANY  / P. O. BOX 2606  / BIRMINGHAM, ALABAMA 35202

                                  ENDORSEMENT

    We have issued this endorsement as a part of the Policy to which it is attached. All Capitalized terms not otherwise defined in this endorsement shall have the same meaning as in the Policy to which it is attached. The Policy is amended by adding the following:

    At the end of the tenth (10th) Policy Year and at the end of each Policy Year thereafter, this Policy will receive a credit to the Policy Value (Policy Value Credit) provided that (a) the annual effective interest rate being credited to the Fixed Account as of the end of the Policy Year is greater than the Guaranteed Interest Rate for the Fixed Account shown on Page 3 of the Policy; (b) the Policy is then in full force and effect; and (c) the unloaned Policy Value at the last day of that Policy Year is at least $50,000.

    The Policy Value Credit will be made effective on each applicable Policy Anniversary and will be equal to (a) .5% of the unloaned Policy Value if the unloaned Policy Value at the last day of that Policy Year is equal to or greater than $50,000 and less than $500,000; or (b) 1% of the unloaned Policy Value if the unloaned Policy Value at the last day of that Policy Year is equal to or greater than $500,000. The Policy Value Credit will be allocated between the various Sub-Accounts and/or the Fixed Account according to the Owner's effective Premium Allocation election.

    Signed for the Company as of the Policy Effective Date.

                                          PROTECTIVE LIFE INSURANCE COMPANY

                                          /S/ DEBORAH J. LONG
                                          SECRETARY

VUL-E2 3-98                                                               Page 1
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                                EXHIBIT 1.A.(10)